Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Intelligent Group Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value $0.00001 per share	(1)	Other	15,000,000	$0.48	$7,200,000.00	0.0001381	$994.32

Total Offering Amounts:							$7,200,000.00		994.32
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$994.32

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock on the Nasdaq Capital Market on October 6, 2025, in accordance with Rule 457(c) of the Securities Act.

Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00013810.